UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2024

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)

32301 Woodward Avenue Royal Oak, Michigan (Address of principal executive offices)	48073 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	ADC	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 4.25% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value	ADCPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Fourth Amended and Restated Revolving Credit Agreement

Agree Realty Corporation (the “Company”), as parent guarantor, and Agree Limited Partnership, as borrower (the “Borrower”), entered into that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of August 8, 2024 (the “Credit Agreement”), with PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein, and with certain indirect subsidiaries of the Borrower as guarantors. The Credit Agreement amends and restates that certain Third Amended and Restated Revolving Credit Agreement, dated as of December 15, 2021 (the “Existing Credit Agreement”), by and among the Company, the Borrower, PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

The Credit Agreement amends certain terms of the Existing Credit Agreement including: (i) increasing the borrowing capacity to $1.25 billion from $1.0 billion; and (ii) extending the maturity date from January 15, 2026 to August 8, 2028. The maturity date of the Credit Agreement remains subject to extensions exercisable at the option of the Company pursuant to the terms of the Credit Agreement. Based on the Company’s current credit ratings and leverage ratio, borrowings under the Credit Agreement will bear interest at a rate of SOFR plus a 10-basis points credit spread adjustment plus 72.5 basis points, which was reduced from SOFR plus a 10-basis points credit spread adjustment plus 77.5 basis points under the Existing Credit Agreement.

The Credit Agreement contains (a) certain restrictive covenants, including, but not limited to, restrictions on the entry into burdensome agreements, the prohibition of the incurrence of indebtedness secured by liens, the ability to make certain payments and the ability to enter into certain mergers, consolidations, asset sales and affiliate transactions, (b) certain financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge ratio and a maximum secured indebtedness ratio and (c) an accordion feature, pursuant to which the Borrower may request additional lender commitments to increase the facility size up to $2.0 billion. The Credit Agreement also contains representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Credit Agreement.

The foregoing summary is not an exhaustive description of the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Credit Agreement.

First Amendment to Term Loan Agreement

On August 8, 2024, the Company and the Borrower entered into a First Amendment to Term Loan Agreement (the “Amendment”) with PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein, and with certain indirect subsidiaries of the Borrower as guarantors. The Amendment amends that certain Term Loan Agreement, dated as of July 31, 2023 (the “Existing Term Loan Agreement”), by and among the Company, the Borrower, PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein. The Amendment implements various covenant and technical amendments to make the Existing Term Loan Agreement provisions consistent with corresponding provisions in the Credit Agreement. The Amendment does not change the maturity or the pricing terms of the term loan outstanding under the Existing Term Loan Agreement.

The foregoing summary is not an exhaustive description of the terms of the Amendment, which is attached hereto as Exhibit 10.2, and such summary is qualified in its entirety by reference to the attached Amendment.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit	Description

10.1*	Fourth Amended and Restated Revolving Credit Agreement, dated as of August 8, 2024 by and among Agree Realty Corporation, Agree Limited Partnership, PNC Bank, National Association as Administrative Agent, and a syndicate of lenders named therein.
10.2*	First Amendment to Term Loan Agreement, dated as of August 8, 2024 by and among Agree Realty Corporation, Agree Limited Partnership, PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.
104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

* Schedules and certain portions of this exhibit have been omitted pursuant to Items 601(a)(5) and 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

By:	/s/ Peter Coughenour
	Name:	Peter Coughenour
	Title:	Chief Financial Officer and Secretary

Date: August 8, 2024